UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

STAMPS.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3420 Ocean Park Boulevard, Suite 1040
Santa Monica, CA 90405
(310) 581-7200

Dear Stockholder:

               You are cordially invited to attend the 2004 Annual Meeting of stockholders of Stamps.com Inc. to be held at 10:00 a.m. Pacific Daylight Savings Time on Friday, April 23, 2004, at the Equity Office Business Park, 3200 Ocean Park Blvd., Suite 100, Santa Monica, CA 90405.

               Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to (i) elect two directors, (ii) ratify the selection of our auditors for 2004, and (iii) approve an amendment to our Amended and Restated Certificate of Incorporation effecting a reverse stock split of either one-for-two (1:2), one-for-three (1:3) or one-for-four (1:4), with the exact ratio to be determined by Stamps.com’s board of directors at the time it elects to effect a split. The accompanying notice of 2004 Annual Meeting of stockholders and proxy statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about March 15, 2004 to all stockholders entitled to vote at the Annual Meeting.

               The board of directors unanimously recommends that stockholders vote in favor of the election of the nominated directors, the ratification of our auditors and the approval of the reverse stock split.

               Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/S/ KEN MCBRIDE

Ken McBride
Chief Executive Officer

Santa Monica, California
March 15, 2004

3420 Ocean Park Boulevard, Suite 1040
Santa Monica, CA 90405

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2004

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

               NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation will be held on April 23, 2004, beginning at 10:00 a.m. Pacific Daylight Saving Time at the Equity Office Business Park, 3200 Ocean Park Blvd., Suite 100, Santa Monica, CA 90405, for the following purposes:

1.	To elect two directors to serve for a three-year term ending in the year 2007 or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of our Company for the fiscal year ending December 31, 2004;

3.	To approve an amendment to Stamps.com’s Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of Stamps.com’s outstanding common stock at a ratio of either one-for-two (1:2), one-for-three (1:3) or one-for-four (1:4), and reduce proportionately, based on the reverse stock split ratio, the number of authorized shares of common stock from 95,000,000 and the number of authorized shares of preferred stock from 5,000,000, and authorize the board of directors to file such amendment in its discretion; and

4.	To transact other business as may properly come before the meeting or any adjournment or adjournments thereof.

               The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on March 1, 2004 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of our Company, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

               All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND

DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ SETH WEISBERG

Seth Weisberg
General Counsel
and Secretary

Santa Monica, California
March 15, 2004

3420 Ocean Park Boulevard, Suite 1040
Santa Monica, CA 90405

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 23, 2004

GENERAL INFORMATION ABOUT VOTING

General

               The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the Annual Meeting of stockholders to be held on April 23, 2004. The Annual Meeting will be begin at 10:00 a.m. Pacific Daylight Savings Time at the Equity Office Business Park, 3200 Ocean Park Blvd., Suite 100, Santa Monica, CA 90405.

Voting

               On February 15, 2004, 45,045,514 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of common stock is entitled to one vote at the Annual Meeting.

               The nominees for election to our board of directors who receive the greatest number of votes cast for the election of directors by the shares present at the Annual Meeting, in person or by proxy, will be elected directors. You may not cumulate votes in the election of directors. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy. The adoption of the proposal to approve the reverse stock split and to amend our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of our common stock presently outstanding, in person or by proxy.

               A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of directors, an abstention or broker non-vote will have no effect on the outcome.

Proxies

               If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted FOR the election of the directors proposed by the board unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

               We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

               Proposals of stockholders that are intended to be presented by such stockholders at our 2005 annual meeting must be received no later than January 12, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2005 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless our Company receives notice of the proposal not later than March 9, 2005.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

               Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of five members.

               The five member Board is currently divided into two Class I directors, two Class II directors and one Class III director.

               The class whose term of office expires at the Annual Meeting currently consists of two directors. Each director elected to this class will serve for a term of three years, expiring at the 2007 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below are currently directors of our Company.

               The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

               Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

               Set forth below is certain information concerning the nominees and the other incumbent directors:

Nominees for Term Ending Upon the 2007 Annual Meeting

               Mohan P. Ananda, 58, has been a Director since January 1998. Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of Angels Now, Inc., an investment and management consulting company. From January 1997 to October 1998, Mr. Ananda served as our chief executive officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the board of directors of several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

               Kevin G. Douglas, 41, has been a Director since July 2003. Mr. Douglas is the founder, Chairman and co-CEO of Douglas Telecommunications, Inc., a cellular communications company he started in 1991. Mr. Douglas also serves on the board of numerous private companies. Mr. Douglas received his A.B. from Stanford University and his J.D. from U.C. Hastings College of Law.

Continuing Director Whose Term Expires in 2005

               Kenneth McBride, 36, has been a Director of our Company and has served as our chief executive officer since September 2001. Mr. McBride was also our chief financial officer from October 2000 to January 2004. Prior to his appointment as our chief financial officer, Mr. McBride served as our Senior Director, Finance from April 1999 to October 2000. From 1997 to 1999, Mr. McBride served as a research analyst at Salomon Smith Barney, where he followed the computer hardware and technical software industries. From 1992 to 1995, Mr. McBride was a data communications engineer with Micro Linear Corporation. Mr. McBride received his B.S. and M.S. in Electrical Engineering and his M.B.A. from Stanford University.

Continuing Directors Whose Term Expires in 2006

               G. Bradford Jones, 49, has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a Managing Director of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of Onyx Acceptance Corporation, a specialized consumer finance company, and several privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

               Lloyd I. Miller, 49, has been a Director since April 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International, and American Controlled Industries, among others. Mr. Miller currently serves as a director of Aldila, Inc., American Banknote Corporation, Celeritek Inc., and FairMarket, Inc. He is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1978 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Board Committees and Meetings

               Our board of directors held six meetings and acted by unanimous written consent on one separate occasion during the fiscal year ended December 31, 2003. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board on which such director served during the fiscal year ended December 31, 2003. Our board of directors has an audit committee, a compensation committee and a nominating committee.

               Audit Committee. Our audit committee currently consists of three directors, Messrs. Douglas, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee held five meetings during the fiscal year ended December 31, 2003.

               The audit committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. All members of the audit committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. In addition, the board has determined that Messrs. Jones and Miller are “audit committee financial experts” as defined by applicable SEC rules.

               Compensation Committee. Our compensation committee currently consists of two directors, Messrs. Ananda and Miller. Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. All members of the compensation committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. The compensation committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. Our compensation committee held four meetings and acted by unanimous written consent on 11 separate occasions during the fiscal year ended December 31, 2003.

               Nominating Committee. Our nominating committee was established in February 2004. The current members of our nominating committee are Messrs. Ananda, Douglas, Jones and Miller, each of whom qualifies as an independent director under the rules of the The Nasdaq Stock Market. The nominating committee identifies, evaluates and recommends nominees for membership on our board of directors and is also responsible for the evaluation of the independence of existing and prospective directors and reviewing and reporting on additional corporate governance matters as directed by the board of directors. The nominating committee acts pursuant to a written charter and certain policies adopted by the board which is available on our website at http://investor.stamps.com.

               Compensation Committee Interlocks and Insider Participation. The compensation committee currently consists of two directors, Messrs. Ananda and Miller. None of these individuals was one of our officers or employees at any time during the fiscal year ended December 31, 2003 or had any relationship with our Company requiring disclosure. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Contacting the Board of Directors

               Any stockholder who desires to contact our board of directors may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 3420 Ocean Park Blvd., Suite 1040 90405. Communications received are distributed to an independent member of the board of directors or to the other members of the board as appropriate depending on the facts and circumstances outlined in the communication received.

Director Independence

               The board of directors has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The Nasdaq Stock Market. Mr. McBride is not considered independent because he serves as the chief executive officer of Stamps.com.

Director Compensation

               Cash Compensation. Each non-employee director receives $1,000 for each board meeting attended and $500 for each board committee meeting attended. Directors are also reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

               Option Grants. Under the automatic option grant program in effect under our stock incentive plan, each individual who joined our board as a non-employee director at any time after June 24, 1999, received or will receive, at the time of their initial election or appointment, an automatic option grant, to purchase 10,000 shares of our common stock, so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, beginning with the 2002 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a term of ten years.

               All directors except for Mr. McBride received automatic option grants on June 25, 2003 for 10,000 shares each of our common stock at an exercise price per share of $4.92, the fair market value per share of our common stock on the grant date. In addition, Mr. Douglas received an automatic option grant on July 18, 2003, the date of his appointment as a director, for 10,000 shares of our common stock at an exercise price per share of $4.91, the fair market value per share of our common stock on the grant date. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to our right to repurchase, at the exercise price paid per share, upon the optionee’s cessation of board service prior to vesting in those shares. Directors who are also employees are eligible to receive options and be issued shares of our common stock directly under our stock incentive plan.

               Grants to directors in the year ending December 31, 2003 for services provided as directors:

Director	Grant Date	Number of Options	Option Price

Mohan Ananda	06/25/03	10,000	$4.92
Bradford Jones	06/25/03	10,000	$4.92
Kevin Douglas	07/18/03	10,000	$4.91
Lloyd Miller	06/25/03	10,000	$4.92

Vote Required

               Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of our Board of Directors

               Our Board of Directors recommends that the stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

               Our board of directors has appointed the firm of Ernst & Young LLP, our independent auditors during the fiscal year ended December 31, 2003, to serve in the same capacity for the year ending December 31, 2004, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Ernst & Young LLP to you for ratification as a matter of good corporate practice.

               If you fail to ratify the appointment, our audit committee and our board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders.

               A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

               Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the current year.

Fees Billed to our Company by Ernst & Young LLP during Fiscal Year 2003

               During the fiscal year ended December 31, 2003, Ernst & Young LLP provided various audit, audit related and non-audit services to our Company as follows:

               Audit Fees

               Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our Company’s quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2003 totaled approximately $165,000 and $149,000 for the fiscal year ended December 31, 2003 and 2002, respectively.

               Tax Fees

               Fees billed to us by Ernst & Young LLP for tax services rendered to us for the fiscal year ended December 31, 2003 and 2002 totaled approximately $15,000 and $14,000, respectively.

               All Other Fees

               Fees billed to us by Ernst & Young LLP for all other non-audit and non-tax professional services rendered to us for the fiscal year ended December 31, and 2002 totaled approximately $15,000 and $25,000, respectively. All other fees for the fiscal year ended December 31, 2003 principally include other tax work relating to the Stamps.com return of capital dividend paid on February 23, 2003 and for fees for a study regarding our net operating losses. All other fees for the fiscal year ended December 31, 2002 principally relate to fees for a study regarding our net operating losses.

Determination of Independence

               Our audit committee and board of directors have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence and such fees were approved by the audit committee.

Vote Required

               The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of our Board of Directors

               Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our Company’s independent auditors for the fiscal year ending December 31, 2004.

PROPOSAL THREE:
AMENDMENT OF STAMPS.COM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT AND DECREASE AUTHORIZED
CAPITAL STOCK

               At the Annual Meeting, stockholders will be asked to approve an amendment (the “Amendment”) of Stamps.com’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in order to effect a reverse stock split of our common stock and to reduce proportionately, by either one-for-two (1:2), one-for-three (1:3) or one-for-four (1:4), with the exact ratio to be determined by Stamps.com’s board of directors at the time it elects to effect a split, the number of authorized shares of common stock from 95,000,000 and the number of authorized shares of preferred stock from 5,000,000. If the stockholders approve Proposal Three, the board of directors will have the authority, in its sole discretion, to file this Amendment.

General

               The board of directors has approved and is hereby soliciting stockholder approval of the Amendment to affect a reverse stock split in the range from 1:2 to 1:4 in the form set forth in Appendix A to this proxy statement and to reduce the number of authorized shares of our capital stock. Hence, a vote FOR Proposal Three will include approval of a 1:2, 1:3 or 1:4 reverse split of Stamps.com’s outstanding common stock and will grant our board of directors the authority to select the exact exchange ratio within that range to be implemented. The par value of our common stock would remain unchanged at $0.001 per share, and the number of authorized shares of common stock and preferred stock would be reduced proportionately, by the reverse split ratio, from 95,000,000 and 5,000,000, respectively. If the stockholders approve this proposal, the board of directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to select one of these reverse split ratios and to affect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State. The reverse stock split and the proportionate decrease in the number of authorized shares of our common stock and preferred stock will become effective upon the filing of the Amendment.

               The board of directors has approved the Amendment for adoption by our stockholders because it believes that the reverse stock split is in the best interests of Stamps.com and our stockholders. However, the board of directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Amendment and the reverse stock split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of Stamps.com and our stockholders. Thus, a vote FOR Proposal Three will include authorization for the board of directors to not file the Amendment in the event that it determines that it would be in the best interests of Stamps.com and our stockholders to not file the Amendment.

Reasons for the Reverse Stock Split

               The board of directors is seeking the authority to affect the reverse stock split because it hopes that the reverse stock split will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. The decision to implement a reverse stock split is part of broader considerations by the board of directors affecting Stamps.com’s capitalization. On January 28, 2004 we announced a dividend in the form of a tax free return of capital distribution in the amount of $1.75 to stockholders of record on February 9, 2004, and the dividend was paid to stockholders on February 23, 2004. The board of directors believes that the market price of Stamps.com’s common stock after the $1.75 return of capital dividend will potentially impair its acceptability to institutional investors, professional investors and other members of the investing public because, among other things, the board of directors believes that there is a link between the market price for our common stock and the amount of cash on our balance sheet at any given time. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

               The board of directors further believes that a higher stock price would help Stamps.com attract and retain employees and other service providers. The board of directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of Stamps.com’s common stock, the board of directors believes this increase will enhance our ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

               While our board of directors believes that our common stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the reverse stock split times the selected reverse split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. We cannot offer any assurance that our common stock will continue to meet The Nasdaq Stock Market’s National Market continued listing requirements following the reverse stock split. In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase Stamps.com’s ability to attract and retain employees and other service providers.

Effects of the Proposed Amendment

               The principal effect of the reverse stock split would be to decrease the number of issued and outstanding shares of common stock from 45,045,514 shares, as of February 15, 2004, to a range between approximately 22,522,757 shares and 11,261,378 shares (depending on the final reverse split ratio selected within the proposed range of 1:2 to 1:4), based on outstanding share information as of February 15, 2004. The Amendment will not affect a stockholder’s proportionate equity interest in Stamps.com or the relative rights, preferences or priorities a stockholder is currently entitled to, except for immaterial differences resulting from adjustments for fractional shares as described below. In determining the final ratio for the reverse stock split, the board of directors will consider various factors, including but not limited to, an analysis of Stamps.com’s performance during the most recent fiscal quarter and a review of general economic conditions.

               Under Delaware law and under our Certificate of Incorporation and our bylaws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. Our board of directors may make any and all changes to the form of the Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and to give effect to the reverse split under applicable Delaware law.

               If Proposal Three is approved and the Amendment becomes effective, the number of shares of common stock subject to stock options, stock appreciation rights or other similar rights authorized under the Company’s stock option plan will automatically be proportionately adjusted for the reverse stock split ratio. If Proposal Three is approved and the Amendment becomes effective, the number of shares of common stock subject to stock options granted to our directors, officers and employees under our stock option plan and the per share exercise price of these options will automatically be proportionately adjusted up for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of options will remain unchanged).

               In addition, if Proposal Three is approved and the Amendment becomes effective, the number of shares of common stock subject to the Company’s employee stock purchase plan will automatically be proportionately adjusted for the reverse stock split ratio as required by the terms of the Company’s employee stock purchase plan.

               The reverse stock split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

Effective Date

               If Proposal Three is approved by our stockholders and the board of directors continues to believe that the reverse stock split is in the best interests of Stamps.com and our stockholders, the Amendment will be effective as of the date and time that it is filed with the Delaware Secretary of State of in accordance with applicable Delaware law. If the Amendment is approved by our stockholders and the board of directors elects to effect the reverse stock split as described above, the reverse stock split will be effective simultaneously with the Amendment becoming effective.

Exchange of Stock Certificates and Payment of Fractional Shares

               If Proposal Three is approved by our stockholders and the board of directors continues to believe that the reverse stock split is in the best interests of Stamps.com and our stockholders, the reduction in the number of our shares of common stock that you hold will occur automatically on the date that we file the Amendment with the Delaware Secretary of State without any further action on your part and without regard to the date that you physically surrender your certificates representing pre-split shares of common stock for certificates representing post-split shares. As soon as practicable after the effective date of the Amendment, our transfer agent, U.S. Stock Transfer Corporation, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common stock that you previously held prior to the filing of the Amendment. This letter of transmittal should be used by you in forwarding your pre-split certificates for surrender and exchange for certificates representing the number of shares of our common stock that you will be entitled to receive as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

               After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange therefor certificates representing the number of shares of our common stock that you now hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from Stamps.com’s transfer agent. In connection with the reverse stock split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split common stock.

               If your number of shares of post-split common stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the average of the closing bid prices of our common stock as reported on The Nasdaq Stock Market’s National Market during each of the five (5) trading days preceding the effective date of the Amendment. This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options.

               As of the effective date of the Amendment, each certificate representing pre-split shares of common stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the Amendment is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange.

Federal Income Tax Consequences

               The following discussion is a summary of the material anticipated federal income tax consequences of a reverse stock split of our issued and outstanding shares of common stock, and the proportionate decrease in our authorized shares of common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

               This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

               We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our stockholders should not recognize any gain or loss if they receive only common stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of common stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of common stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of common stock.

               We further believe that a stockholder’s aggregate basis in his, her or its post-split shares of common stock will equal his, her or its aggregate basis in the pre-split shares of common stock owned by that stockholder that are exchanged for the post-split shares of common stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of common stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split common stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split common stock with respect to which post-split shares of common stock are issued, provided that the shares of pre-split common stock were held as a capital asset on the date of the exchange.

Accounting Effects of the Reverse Stock Split

               Following the effective date of the reverse stock split, the par value of our common stock will remain at $0.001 per share. The number of outstanding shares of common stock will be reduced by the reverse stock split ratio selected by the board of directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our common stock, and therefore the stated capital associated with our common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the SEC and The Nasdaq Stock Market’s National Market. Our stockholders’ equity will remain unchanged following the effective date of the Amendment.

Vote Required

               The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the Annual Meeting is required to approve the reverse stock split and the Amendment. If Proposal Three is approved by the stockholders, it will become effective on the date the Amendment is filed with the Delaware Secretary of State. If Proposal Three is not approved by the requisite vote of our stockholders, the Proposal will not be implemented. Proxies solicited by the board of directors will be voted for this Proposal Three, unless you specify otherwise in your Proxy.

Recommendation of our Board of Directors

               The board of directors believes that approval of Proposal Three is in the best interests of Stamps.com and our stockholders for the reasons stated above. The board of directors recommends that stockholders vote FOR Proposal Three.

OTHER MATTERS

               We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

MANAGEMENT

Executive Officers

               The following table sets forth certain information regarding our executive officers who are not also directors of our Company as of February 28, 2004:

Name	Age	Position

James Bortnak	35	Vice President, Sales and Marketing
Kyle Huebner	33	Vice President, Chief Financial Officer
Craig Ogg	38	Vice President, Research & Development
Seth Weisberg	35	Vice President, General Counsel and Secretary
James A. Harper	33	Chief Accounting Officer and Corporate Controller

               James Bortnak. Mr. Bortnak has been Vice President of Sales and Marketing since January 2004. Mr. Bortnak was Vice President of Business Development from November 2000 to January 2004 and he continues to run all Business Development for our Company. Mr. Bortnak was a Director of Business Development from April 2000 to November 2000. Prior to joining our Company, from January 1998 to July 1999, Mr. Bortnak was an associate with Mullen & Henzell, where he worked as a business attorney representing start-up and high-growth clients. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

               Kyle Huebner. Mr. Huebner has been Chief Financial Officer since January 2004. Mr. Huebner was Vice President of Marketing and Strategy from October 2001 to January 2004. Mr. Huebner was Vice President of Corporate Strategy and Development from January 2000 to October 2001, and was Senior Director of Corporate Strategy and Development from January 1999 to 2000. Prior to joining our Company, from 1997 to 1999, Mr. Huebner was a consultant at Bain & Co., a management consulting firm. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

               Craig Ogg. Mr. Ogg has been Vice President of Research and Development since February 2001, Chief Technologist since December 1999, and the architect of our Company’s printing technology since September 1998. Mr. Ogg served as the Senior Architect and Development Manager of the Oil Change Internet Service at Cybermedia from 1997 to 1998. From March 1997 to June 1997, Mr. Ogg served as Director of Engineering of PeopleLink, Inc., a software company. From December 1994 to March 1997, Mr. Ogg co-founded Spinoza Limited, a development tools software company.

               Seth Weisberg. Mr. Weisberg has been General Counsel since March 2001, and intellectual property counsel since March 1998. Mr. Weisberg was an associate at the law firm of Irell & Manella LLP from 1997 to 1999. Mr. Weisberg holds a law degree from Columbia Law School, a master’s degree in History from Harvard, a bachelor’s degree in Physics and Astronomy from Harvard and a General Course Certificate from the London School of Economics.

               James A. Harper. Mr. Harper has been Chief Accounting Officer since February 2003. Mr. Harper has also been our Corporate Controller since April 2001, was Assistant Controller from January 2001 to April 2001, and was Accounting Manager from April 1999 to December 2000. Prior to joining the Company, from September 1998 to April 1999, Mr. Harper served as Senior Financial Analyst at Paramount Pictures. From September 1996 to September 1998, Mr. Harper served as an Auditor for Arthur Andersen LLP. Mr. Harper holds a B.S. in Accounting from California State University at Northridge.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

               The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2003, December 31, 2002, and December 31, 2001, respectively, by our chief executive officer and each of our other four highest compensated executive officers (determined on the basis of their salary and bonus for the fiscal year ended December 31, 2003) whose total compensation exceeded $100,000 during 2003. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

	Annual
	Compensation (1)			Long Term Compensation
				Securities Underlying Options	All Other
Name and Principal Positions	Year	Salary ($)	Bonus ($)	(#)	Compensation ($)(2)

Ken McBride	2003	288,000	75,000	60,000	5,620
Chief Executive Officer	2002	263,333	—	500,000	1,150
	2001	187,763	63,541	40,000	1,518

James Bortnak	2003	180,000	54,500	110,000	3,308
Vice President, Business Affairs	2002	110,000	76,000	175,000	2,200
	2001	92,940	68,102	26,500	1,859

Kyle Huebner	2003	189,333	37,500	20,000	2,880
Vice President, Marketing and Strategy	2002	186,000	—	225,000	2,513
	2001	154,678	70,891	40,000	354

Craig Ogg	2003	187,333	27,500	20,000	3,638
Vice President, R&D	2002	176,333	—	192,500	3,527
	2001	156,794	35,000	65,000	3,567

Seth Weisberg	2003	199,333	52,500	40,000	3,933
Vice President, General Counsel, and Secretary	2002	192,667	—	157,500	3,853
	2001	178,788	52,500	60,000	1,442

(1)	Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers.

(2)	Includes contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.

Option/SAR Grants in Last Fiscal Year

(Individual Grants)

               The following table sets forth information regarding option grants to each of our named executive officers during the fiscal year ended December 31, 2003. All the grants were made under our 1999 stock incentive plan. During the fiscal year ended December 31, 2003, we granted options to purchase an aggregate of 844,950 shares of our common stock. All options were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant that is based on the closing price on The Nasdaq National Market of our common stock on the date of grant. The following table indicates information regarding options to purchase our common stock granted to our named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2003.

	Number of	% of Total			Potential Realizable Value at Assumed
	Securities	Options/SARs			Annual Rates of Stock Price Appreciation for
	Underlying	Granted to			Option Term at ($)(3)
	Options/SARs	Employees in	Exercise or Base
Name	Granted(#)(1)	Fiscal Year	Price ($/Share) (2)	Expiration Date	5%	10%

Ken McBride	15,948	1.89%	6.27	10/26/13	62,886	159,365
	44,052	5.21%	6.27	10/26/13	173,704	440,201

James Bortnak	18,020	2.13%	6.27	10/26/13	71,056	180,070
	91,980	10.89%	6.27	10/26/13	362,693	919,135

Kyle Huebner	5,556	.66%	6.27	10/26/13	21,9088	55,209
	14,444	1.71%	6.27	10/26/13	56,955	144,336

Craig Ogg	5,735	.68%	6.27	10/26/13	22,614	57,309
	14,265	1.69%	6.27	10/26/13	56,249	142,547

Seth Weisberg	11,291	1.34%	6.27	10/26/13	44,522	112,828
	28,709	3.40%	6.27	10/26/13	113,204	286,882

(1) Certain option grants will become exercisable for 25% of the shares upon the optionee’s completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments. These options will become exercisable on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control. Certain other option grants are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the optionee leaves our employment. In general, this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. The repurchase right also will lapse on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control.

(2) The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. There can be no assurance provided to any executive officer or other holder of our Company’s securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants that were made with an exercise price equal to the fair market value of the option shares on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

               The following table provides information, with respect to our named executive officers, concerning the exercise of options during the fiscal year ended December 31, 2003 and unexercised options held by them as of the end of that fiscal year.

			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Value of Unexercised in-	Value of Unexercised in-
	Shares		Options/SARs at	Options/SARs at	the-Money Options/SARs	the-Money Options/SARs
	acquired on		FY-End (#)	FY-End (#)	at FY-End ($)	at FY-End ($)
Name	exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable (2)	Unexercisable (2)

Ken McBride	—	—	398,110	298,890	871,435	430,343
James Bortnak	—	—	165,173	194,259	221,275	160,260
Kyle Huebner	—	—	204,527	128,473	390,818	191,148
Craig Ogg	—	—	225,704	117,154	649,041	187,988
Seth Weisberg	—	—	260,347	117,153	514,552	143,919

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2)	The fair market value per share of our common stock on December 31, 2003 was $6.20, the closing selling price per share of our common stock on The Nasdaq National Market.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-
CONTROL ARRANGEMENTS

               During 2001, we also adopted a bonus plan for a number of our officers, including Mr. McBride. These officers were not eligible for the continuous service bonus plan we adopted in connection with our reductions in force. The plan provided the option to elect to receive cash payments or stock options at fair market value upon completion of certain milestones or stock options valued at fair market value. Our board of directors was evaluating various strategic alternatives. Benefits under this plan would accrue if certain transactions were completed and we sold assets of the postage business in a transaction that avoided a time consuming wind-down process. A different level of benefits would also be payable under this plan in the event that management was unable to complete a transaction and other alternatives were pursued while we engaged in a time consuming wind-down process. The maximum cash payment to Mr. McBride under this plan would be $100,000.

               All of our named executive officers have executed and delivered a copy of our confidential information and invention assignment agreement in connection with their employment. All of our named executive officers have entered into separation agreements with our Company such that in the event of a termination without cause or a termination following a change of control, the named executive officers shall receive six months salary and benefits.

               In April 1999, we amended our 1998 stock plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A “change in control” under the 1998 stock plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary Termination” is defined under the 1998 stock plan as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following:

i)	a change in his or her position with us which materially reduces his or her responsibilities;

ii)	a reduction in his or her level of compensation by more than 15%; or

iii)	a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee’s consent.

          Our 1999 Stock Incentive Plan is a successor plan to our 1998 stock plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

BENEFICIAL OWNERSHIP OF SECURITIES

               The following table sets forth certain information known to our Company with respect to the beneficial ownership of our common stock as of February 15, 2004, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405. Percentage of ownership is based on 45,045,514 shares of our common stock issued and outstanding on February 15, 2004. Shares of our common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 15, 2004 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

	Number of Shares	Percentages of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Ken McBride (1)	479,025	*
James Bortnak (2)	201,182	*
Kyle Huebner (3)	368,170	*
Craig Ogg (4)	265,915	*
Seth Weisberg (5)	294,848	*
Mohan Ananda (6)	1,233,095	2.74%
Kevin Douglas (7)	2,861,900	6.35%
Brad Jones	138,392	*
Lloyd Miller (8)	5,717,649	12.68%

Other 5% Stockholders:

Strong Capital Management, Inc.	3,276,300	7.27%
100 Heritage Reserve Menomonee Falls, WI 53051

Kennedy Capital Management, Inc.	2,764,675	6.14%
10829 Olive Blvd St Louis, MI 63141

Passport Capital, L.L.C	2,267,316	5.06%
402 Jackson Street San Francisco, CA 94111

All directors and executive offers as a group (9 people)	11,545,827	25.63%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Includes 460,610 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 15, 2004.

(2)	Includes 197,242 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 15, 2004.

(3)	Includes 234,527 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 15, 2004.

(4)	Includes 253,204 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 15, 2004.

(5)	Includes 286,180 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 15, 2004.

(6)	Includes 3,000 shares held by Mr. Ananda’s spouse and son and 240,000 shares held in trust for the benefit for Mr. Ananda’s family.

(7)	Includes 935,834 shares held directly by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust and indirectly by Kevin Douglas. Kevin Douglas and Michelle Douglas, husband and wife, are each a co-trustee of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. Includes 945,732 shares held directly by the Douglas Family Trust and indirectly by Kevin Douglas. James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are each a co-trustee of the Douglas Family Trust. Also includes 10,000 shares held directly by James E. Douglas, III and indirectly by Kevin Douglas.

(8)	Includes 1,347,588 shares held by Trust A-4; 110,000 of such shares are held by Milfam I, L.P.; 354,059 of such shares are held by Milgrat I (AAA); 420,701 of such shares are held by Milgrat I (OO); 2,912,461 of such shares are held by Milfam II, L.P.; 2,000 of such shares are held by Alexandra UGMA; 1,000 shares are held by Kimberley S. Miller; 2,000 of such shares are held by Lloyd IV UGMA; 226,920 of such shares are Martin Miller Managed; and 84,000 of such shares are held by the Flint Trust.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

Compensation Committee Report

               It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company’s executive officers under the Company’s 1999 Stock Incentive Plan.

Compensation Philosophy and Objectives

               The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. The Company is engaged in a competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Compensation Components and Process

               General Compensation Policy. The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of annual financial and other performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will generally be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

               The Company utilizes information and benchmarks from an independent compensation firm to advise the Committee as to how the Company’s executive compensation levels compare to those of companies within and outside of the industry.

               Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the fiscal year ended December 31, 2003 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

               Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for companies of similar size, geographic location, stage of development, and other factors. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

               Annual Incentives. Annual incentive bonuses for executive officers will be based upon management incentive plans. The bonuses will be based substantially on the Company’s financial performance, including achievement of revenue goals and meeting cost and other business objectives. Additional consideration may be given for individual performance.

               Long Term Incentives. Generally, stock option grants will be considered annually, or when appropriate, by the Compensation Committee for each of the Company’s executive officers, as appropriate. Each grant made is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 1 to 4-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

               The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

               CEO Compensation. In setting the total compensation payable to the Company’s Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of companies of similar size, geographic location, stage of development, or other factors, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

               Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the fiscal year ended December 31, 2003 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 will exceed that limit. The Company’s 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

               It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Company’s board of directors:

Mohan P. Ananda Lloyd I. Miller, III

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

               The following is the report of the audit committee with respect to our Company’s audited financial statements for the fiscal year ended December 31, 2003, included in our Company’s Annual Report on Form 10-K, for that year.

Review with Management

               The audit committee has reviewed and discussed these audited financial statements with management of the Company.

Review and Discussions with Independent Auditors

               The audit committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

               The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

               Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Kevin Douglas G. Bradford Jones Lloyd I. Miller, III

STOCK PERFORMANCE GRAPH

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

     The following line graph compares the cumulative total return to stockholders of our common stock from June 25, 1999 (the date of our initial public offering) to December 31, 2003 to the cumulative total return over such period of (i) Nasdaq US Index and (ii) a peer issuer, Pitney Bowes, a postage and business services provider that has a product line that competes directly with our products. The graph assumes that $100 was invested on June 25, 1999 in our common stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

	Base	Quarters Ending
	June	Sept	Dec	Mar	June	Sept	Dec	Mar	June	Sept	Dec	Mar	June	Sept	Dec	Mar	June	Sept	Dec
	25	30	31	31	30	30	31	31	30	30	31	31	30	30	31	31	30	30	31
Company/Index	1999	1999	1999	2000	2000	2000	2000	2001	2001	2001	2001	2002	2002	2002	2002	2003	2003	2003	2003
Stamps.com Inc.	100.00	315.91	378.41	175.57	66.48	34.94	25.28	27.27	34.09	22.64	32.55	40.64	40.27	38.45	42.45	39.05	44.73	54.33	57.78
Peer Issuer	100.00	96.35	76.38	70.66	63.24	62.36	52.38	54.94	66.59	60.40	59.46	67.67	62.80	48.21	51.64	56.37	68.41	68.79	73.46
Nasdaq	100.00	107.58	159.42	179.14	155.37	143.88	96.78	72.09	84.64	58.72	76.41	72.29	57.32	45.92	52.32	52.54	63.57	70.00	78.48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Ananda

               Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

               In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we received for fiscal year 2003 transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for that fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners except as set forth below.

               On February 5, 2004, Kevin Douglas filed a Form 3 and Form 3/A. The correct date of such filings was July 18, 2003.

OTHER MATTERS

Annual Report

               A copy of our annual report for the fiscal year ended December 31, 2003 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

               We filed an annual report on Form 10-K with the SEC on or about March 1, 2004. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405, or you can access copies of all our SEC filings on our Company website at http://investor.stamps.com/edgar.cfm.

APPENDIX A

Text of Proposed Amendment

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STAMPS.COM INC.

Stamps.com Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The name of the Corporation is Stamps.com Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

THIRD: The terms and provisions of this Certificate of Amendment (i) have been duly approved by the Board of Directors; and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

FOURTH: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE IV.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the corporation is authorized to issue is XXXX Million (XX,000,000). XXXXXX (XXXXX) shares shall be Common Stock, par value $0.001 per share, and XXXXXX (XXXXX) shares shall be Preferred Stock, par value $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Upon the filing and effectiveness of this Certificate of Amendment of Certificate of Incorporation (this “Amendment”), each share of Common Stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to such filing and effectiveness, shall be reclassified, changed and combined into one XXXX (1/X) of a share of Common Stock, par value $0.001 per share, of the Corporation. Each holder of record of a certificate representing shares of Common Stock, par value $.001 per share, as of the close of business on the effective date of the filing and effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock, $.001 par value, for every XXXX shares of Common Stock, par value $.001 per share, represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock, par value $.001 per share, shall be issued and in lieu of issuing such fractional shares, the Corporation shall pay the holder cash equal to the product of such fraction, multiplied by the fair market value of the Common Stock, par value $.001 per share, as of the filing and effectiveness of this Amendment, as determined in good faith by the Board of Directors.”

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of the date it is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation has been signed by                    , its authorized officer this                      day of                    , 200    .

STAMPS.COM INC.

By:
Title:

STAMPS.COM INC.
PROXY

Annual Meeting of Stockholders, April 23, 2004

This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

          The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Friday, April 23, 2004 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2003 Annual Meeting of Stockholders of the Company to be held at the Equity Office Business Park, 3200 Ocean Park Blvd., Suite 100, Santa Monica, CA 90405 on April 23, 2004 at 10:00 a.m. Pacific Daylight Savings Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To elect two directors to serve for a three-year term ending in the year 2007 or until their successors are duly elected and qualified;

WITHHOLD
		FOR	AUTHORITY TO VOTE
Mohan Ananda

Kevin Douglas

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.			FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to Stamps.com’s Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of Stamps.com’s outstanding common stock at a ratio of either one-for-two (1:2), one-for-three (1:3) or one-for-four (1:4), and reduce proportionately, based on the reverse stock split ratio, the number of authorized shares of common stock from 95,000,000 and the number of authorized shares of preferred stock from 5,000,000, and authorize the board of directors to file such amendment in its discretion			FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.			FOR ☐	WITHHOLD ☐

          The board of directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name:		Date:

(Authorized Signature(s))